UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 27, 2016

SCRIPSAMERICA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-54550	26-2598594
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1094 Main Avenue, Suite A , Clifton, NJ	07011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 957-7622

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01       Other Events

Litigation Up-date

Ironridge

In our recently filed Form 10-Q for the fiscal quarter ended March 31, 2015, in footnote 15 “Contingencies” and in Item 1 of Part II, “Legal Proceedings”, we reported that we had entered into a global settlement with Ironridge, intended to cover the litigation in California, New Jersey and New York. Subsequent to that filing, Ironridge reneged on the settlement, stating that the attorney who had agreed to the settlement was not authorized to do so. As a result, the settlement is in dispute. A hearing has been scheduled for May 17th in the Los Angeles Superior Court on a motion filed by the Company to enforce the settlement. At the same time, the court will hear 2 motions filed by Ironridge, one for the allowance of Ironridge’s counsel fees and the other to hold the Company’s board in contempt for failure to issue 87 million shares of its common stock to Ironridge. The order to issue the 87 million shares is, however, on appeal and the order is stayed under California law. At the same time, the court will hear a motion by the Company’s former CEO, Robert Schneiderman, to remove his name from an injunction prohibiting the issuance or transfer of his ScripsAmerica shares on the grounds that he is no longer an affiliate.

A summary of the chronological sequence of the Ironridge litigation, beginning with the prior management’s November 8, 2013 Los Angeles Superior Court Settlement Proceeding, is included in the above-referenced discussions.

Medi Biotech

Medi Biotech, LLC, a marketer which formerly was contracted by the Company, has filed an action in the US District Court for the Southern District of Florida docketed to 9:16-cv-80513-KAM. An initial complaint was dismissed/withdrawn on the Company’s motion and an amended complaint has been filed. The complaint seeks an accounting, using the Company’s records, based upon a percentage of revenues, rather than a fixed amount. The Company is in the process of preparing a counterclaim which is expected to more than offset the claims and result in a payment to the Company.

Schneiderman

The Company’s former CEO, Robert Schneiderman has brought a suit in the Superior Court of the State of Delaware docketed to C.A. No. N16C-02-130 PRW seeking recovery of monies owed for credit card debt, repayment of a loan, and payment of consulting fee installments, which the Company discontinued paying. The Company has admitted liability for the first 2 items, but is objecting to the consulting fee on the grounds that actions taken by Mr. Schneiderman violate the cooperation clause in the Management Reorganization Agreement, including actions taken with respect to a shareholder demand for documents under Section 220(d) of the Delaware General Corporation Law. In addition, the Company objects to actions taken by Mr. Schneiderman without Board approval, prior to June 30, 2015, including the Ironridge agreement.

Financing Activities

As has been reported, the Company’s compounding pharmacy subsidiary, Main Avenue, borrows against its accounts receivable. The accounts receivable are generated from the filling of prescriptions which will be paid for by a health insurance carrier through a Pharmacy Benefit Manager (“PBM”). A substantial volume of these accounts receivable are owed on prescriptions filled for insureds whose health insurance carrier is represented by Express Scripts, Inc. (“ESI”), a PBM. Recently, ESI has initiated an investigation of a telemarketing doctor who wrote a large number of prescriptions which were filled by Main Avenue. Pending completion of its investigation, based on its assertion that the doctor did not have an appropriate relationship to the patients, ESI is holding approximately $3.55 million of Main Avenue’s funds and has indicated that it might demand reimbursement of prior payments traceable to prescriptions written by the doctor. Main Ave has received prescriptions from the doctor from approximately the fourth quarter of 2014 through approximately the first quarter of 2016.

The actions being taken by ESI have caused a technical default under the financing documents, of which Main Avenue received notice on April 26, 2016. The Company has responded and is seeking to work with the lender to resolve the default and develop a workout plan.

Main Avenue has demanded release of its funds by ESI but has not had a response from ESI. ESI has conducted 4 audits of Main Avenue prescriptions, of which 3 have been concluded with no chargebacks or reversals against Main Avenue.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ScripsAmerica, Inc

Date: May 3, 2016	By: /s/ Brian Ettinger
Brian Ettinger
Chief Executive Officer

3